UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Nxt-ID, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXPLANATORY NOTE

On October 26, 2020, Nxt-ID, Inc. (the “Company”) began distribution of a letter (the “Letter”) from Vincent Miceli, the Company’s Chief Executive Officer, to the Company’s stockholders regarding the Company’s upcoming Annual Meeting of Stockholders, which has been adjourned to Friday, November 6, 2020. The Letter supplements the Definitive Proxy Statement that the Company filed with the Securities and Exchange Commission (“SEC”) on August 17, 2020 and the Definitive Additional Materials filed with the SEC on September 29, 2020, October 5, 2020 and October 14, 2020.

Our board of directors has fixed the close of business on August 17, 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Below is a copy of the Letter.

Your Vote is Needed

Please Vote Your Shares Today!

Dear Fellow Stockholder:

The Annual Meeting has been adjourned to Friday, November 6, 2020, to give our stockholders additional time to vote on Proposals 3 and 4 concerning our proposed reverse stock split, which are described in the proxy materials previously provided to you.

If you are receiving this proxy solicitation, then you are entitled to vote. The reverse stock split MUST BE APPROVED by a majority of our outstanding shares, as of the record date of the Annual Meeting, in order to remain listed on Nasdaq. Without your approval, we will be delisted and our stock will trade over-the-counter. We are close to receiving the necessary number of votes in favor of the reverse stock split, and therefore every vote is important regardless of the number of shares you own. The Board of Directors of the Company recommends that you vote FOR Proposals 3 and 4. Please respond by voting today!

The Company’s management is working very hard to improve shareholder value. Here are a few of the Company’s recent accomplishments:

●	During the last 12 months, the Company had been right-sized by significantly reducing corporate overheads and paring down costs and infrastructure by approximately $4 million annually. Consolidations were also made with the cost savings. The Company is much leaner and, when the COVID-19 pandemic and its impact on the economy are fully behind us, the Company believes that such savings are poised to fall directly to the bottom line.

●	In 2020, we planned to continue taking advantage of these accomplishments. In fact, Q1 2020 tracked very closely, earning an Operating Profit of approximately $1 million and Net Income of approximately $438K for the first time in the Company’s history.

●	Despite the COVID-19 pandemic, we have persevered through its worst effects on the economy precisely because of our right-sizing. While this is not a great environment for any small company, we are better equipped to persevere through this unprecedented situation and believe that with the right opportunities may be able to thrive in this environment.

●	The Company has benefitted by completing a necessary capital raise of approximately $1.9 million in July to infuse cash into the Company to cover anticipated and unanticipated needs through Q1. This amount is expected to keep the Company operating through the remainder of 2020 and into Q1 of 2021. In addition, we borrowed approximately $346K in May 2020 under the Cares Act PPP program, which has helped.

●	The Company is working to update its Website as a platform for consumers to place orders for the new Guardian Alert Plus (4G version).

●	Technical fixes from the first round of WiFi product field testing have been completed. The Company continues to make progress with its development and anticipates a formal launch in Q1 of 2021.

The Company’s fortunes will benefit from remaining on Nasdaq so that we can complete these undertakings and add to them in 2021.

How do I vote?

You can vote via the internet, telephone, or by mail if a voting instruction form is enclosed. Voting via the internet or telephone will require that you have your proxy control number available. That number is either printed on a voting instruction form, if one is enclosed, or accessible through the voting portal, if your proxy materials were electronically delivered.

If you have any questions or need assistance in voting your shares, please call the Company’s proxy solicitor

Laurel Hill Advisory Group, LLC, at 888-742-1305

Thank you in advance for your participation and your consideration in this extremely important matter. We have been working very hard on behalf of all stockholders and appreciate your support.

Sincerely,

Vincent S. Miceli

Chief Executive Officer

Email: info@nxt-id.com

Forward-Looking Statements for Nxt-ID:

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.